UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: November 4, 2010

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane
New Castle, PA 16105
(Address of principal executive offices)

(724) 654-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On November 4, 2010, the Company entered into a  Commercial Lease (“Lease”) with Becan Development, LLC (“Lessor”) to lease a 45,000 square foot building, located at 209 Green Ridge Road in New Castle PA, (the “Property”), which the Company currently occupies to house various offices and manufacturing facilities.  The salient terms of the Lease are as follows:

•	The Lease term commences on January 1, 2011, and the term expires on December 31, 2015.

•
The Lease may be extended for two 5-year terms, by giving notice not less than 30 nor more than 120 days before the expiration of the initial term or first renewal term (as applicable).  The renewal leases shall be on terms substantially similar to the terms of this Lease except for any adjustment to rent, if warranted, as mutually agreed upon by Lessor and the Company.

•	The rental amount for the initial term is $19,296.83 per month and is on a “triple net” basis.

•
If the Company is able to obtain sufficient funding from either the federal or state government or agencies, and it enters into a binding agreement to purchase the Property, the Lease shall be immediately terminated and Lessor shall credit the most recent 6 months of actual rental payments made to Lessor against the purchase price of the Property

•
The Company also has a right of first refusal to purchase the property within 30 days of receipt of notice of a third party offer from Lessor upon substantially the same terms as those offered by the third party.

•	The Lease contains market terms on standard provisions such as defaults and maintenance.

ITEM 9.01 Financial Statements and Exhibits

Exhibit 99.1    Lease, dated November 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 9, 2010

Axion Power International, Inc.

By:	/s/ Charles R. Trego
Charles R. Trego
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1      Lease, dated November 4, 2010